Exhibit 10(j)

EMPLOYMENT AGREEMENT

This Employment Agreement is made effective as of the 1st day of September, 1998, by and between Texas Utilities Services Inc. (the “Employer”) and Kirk Oliver, an individual (the “Employee”). The term Employer shall also include any successor employer of Employee if such successor employer is within the Texas Utilities Company System.

1. Employment. The Employer hereby agrees to employ Employee and Employee hereby agrees to serve the Employer, subject to the terms and conditions set forth herein.

2. Term. Employee’s employment with the Employer shall commence September 1, 1998, and will terminate at the will of either of the parties hereto.

3. Initial Title and Duties. Employee shall initially serve the Employer as its Vice President and Treasurer, and shall perform such duties and tasks as he may be called upon by the Employer to perform from time to time. Employee will endeavor to promote the business affairs and business interests of the Employer and will devote all of his working time and attention to the Employer.

4. Compensation.

(a) Base Salary. As compensation for his services hereunder, Employee shall initially receive a base salary of $15,833.34 per month, payable in equal installments at such periods as shall from time to time be established by the Employer as regular payroll periods. Employee’s base salary shall be subject to adjustment from time to time at the discretion of the Employer.

(b) Signing Bonus. Upon commencement of Employee’s employment hereunder, Employer shall pay Employee a one-time, special bonus in the amount of $50,000.

(c) Annual Bonus Opportunities. In his capacity as Vice President and Treasurer of Employer, Employee shall be entitled to participate in the Texas Utilities Company System Annual Incentive Plan ("AIP") which provides eligible employees with annual performance-based bonus opportunities. Under the terms of the AIP, one-half of the annual awards are paid to participants in cash and one-half of the annual awards are deferred under the Texas Utilities Company System Deferred and Incentive Compensation Plan. Employer agrees that, if AIP awards made to Employee for either the 1998 or 1999 plan year are less than $75,000, the difference between the amount of the award actually made under the AIP for such year and $75,000 shall be paid by Employer to Employee in cash at or near the time that the AIP award for such year is made.

Employee understands and agrees that, in addition to any limitations provided for in the AIP, the bonus payments provided for above shall be forfeited and shall not be made if Employee resigns or is terminated for Cause (as defined below) prior to the date that AIP awards are distributed for the applicable plan year. Except as otherwise specifically provided for herein, “Cause” shall mean Employee’s (i) death, (ii) inability to perform his duties and responsibilities hereunder on a consistent day-to-day basis by reason of a physical or emotional disability, (iii) any material action or material failure to act on the part of Employee which may result in material injury to the assets, business prospects or reputation of the Employer or any affiliate of Employer, including without limitation a violation of a published employment policy or law, or (iv) failure to satisfactorily perform the duties and discharge the responsibilities assigned to him in accordance with this Agreement.

(d) Other Benefits. During the period of Employee’s employment hereunder, Employee shall be entitled to participate in all of the Employer’s employee benefit plans, arrangements and fringe benefit policies to the extent he is qualified to do so, subject to the terms, conditions and limitations of such plans, arrangements and policies, as they may be amended, altered or terminated from time to time. For purposes of Employee’s participation in certain of Employer’s executive compensation plans, Employee shall be deemed to be a “corporate officer” of Employer. With respect to the application of Employer’s vacation policy, Employee shall be entitled to the number of vacation days provided for under such policy as if he had attained fifteen (15) years of service with Employer as of the date of this Agreement.

(e) Special Deferred Compensation. In addition to the other compensation provided for in this Agreement and in recognition of Employee’s forfeiture of compensation from his former employer by virtue of his employment with Employer hereunder, Employer agrees to provide Employee with deferred compensation under the following terms and conditions.

Employee shall be awarded the equivalent of a theoretical number of full and fractional shares of the common stock (“Stock”) of Texas Utilities Company, (“Phantom Units”) determined by dividing $300,000 by the market value per share of the Stock on the effective date of this Agreement. The Phantom Units shall be segregated and maintained in four (4) separate and equal theoretical record keeping accounts (the “Accounts”). If and when dividends are paid on the Stock, each Account shall be credited with additional Phantom Units in an amount equal to the value of the number of full and fractional shares of Stock which could have been purchased with the amount of the dividend that would have been paid if Stock were held in the Account. For purposes of crediting this theoretical dividend to the Accounts, each Phantom Unit shall be equivalent to one share of Stock. In the event of any reorganization, recapitalization, reclassification, stock split, reverse stock split, combination, share exchange, or other similar event involving the Stock, an appropriate adjustment shall be made in the Accounts. Beginning in 1999 and continuing thereafter for the following three (3) succeeding years, one of the Accounts shall effectively be liquidated in each such year and Employer shall pay Employee cash in an amount equal to the value of the liquidated Account, such that the value of one Account is paid in each of the years 1999, 2000, 2001 and 2002. The cash value to be paid upon the liquidation of each Investment Account shall be determined by multiplying the number of Phantom Units that exist in the applicable Account at June 30th of the applicable year by the average market value used to value incentive compensation payments for participants in the Employer’s Deferred and Incentive Compensation Plan (“DICP”) for payments made from such plan in such year. Each such cash payment shall be made at the time that incentive awards are paid to participants in the DICP during such year.

In the event of Employee’s resignation or termination for Cause (except for Employee’s death or disability), Employee shall forfeit any right to receive any payments under this Section which have not been made prior to the date of such cessation of employment. In the event that Employee is terminated by Employer without Cause, Employee shall be entitled to receive an amount, if any, equal to 50% of the cash value in the Accounts remaining after the application of the offset provision of Section 5 below.

5. Loan. Employer agrees to loan Employee an aggregate sum of $300,000.00 on the following terms and conditions. Such loan shall bear interest at a rate of ____% per annum and shall be repaid in four (4) equal annual installments of $_____ each on _____, 1999, _____, 2000, _____ 2001 and _____ 2002. Concurrently with the final installment on _____, 2002, the entire amount of the unpaid principal on the loan, together with all accrued and unpaid interest thereon, shall be due and payable. The loan shall be evidenced by, and subject to the terms of, a Promissory Note in the form attached hereto as Exhibit "A".

In the event that Employer terminates Employee without Cause, prior to the repayment in full of the loan, the value of the undistributed Accounts provided in subsection (e) above (such value to be determined as of the date of such resignation or termination) shall be applied against, and shall offset, the outstanding indebtedness under the loan.

6. Provision for Company Automobile. Employee shall be entitled to participate in the Employer’s executive automobile policy on the same basis as other executives of the Employer subject to the terms and conditions of such automobile policy as it may be amended, altered or terminated from time to time.

7. Provision for Temporary Housing and Travel Expenses. The parties understand that Employee currently resides in New York and that he desires to maintain his family’s New York residence for some period of time after he commences his employment with Employer. In order to help accommodate Employee in this regard and assist him with temporary local housing, Employer shall, in addition to the compensation provided for above, reimburse Employee’s reasonable expenses for rent and utilities associated with a temporary apartment in the Dallas area for a period of one year beginning with the commencement of Employee’s employment hereunder. Employer shall also provide Employee with a travel allowance for the first ten months of Employee’s employment hereunder in an aggregate amount of $12,000 to assist Employee in travel to and from his home in New York. Reimbursement of such travel expenses shall be made in a manner consistent with Employer’s expense reimbursement policy.

8. Relocation Benefits. In connection with Employee’s relocation to Dallas, Texas, in order to commence his employment hereunder, he shall be entitled to receive relocation benefits pursuant to the provisions of Employer’s standard relocation policy.

9. Country Club Membership. Employer shall provide Employee with a country club membership and a luncheon club membership at club(s) which are mutually agreeable to Employer and Employee. Any initiation or similar fees, as well as the monthly membership dues for such club membership(s) shall be paid by Employer.

10. Severance Payment Upon Termination Without Cause. In the event that Employer terminates Employee’s employment hereunder without Cause, Employee shall, in addition to any other compensation or benefits to which Employee may be entitled by reason of such termination, be entitled to receive a one-time single lump sum severance payment in an amount equal to Employee’s annualized base salary under paragraph 4(a) hereof. Such severance payment shall be paid to Employee as soon as reasonably practicable following such termination.

11. Deductions and Nonalienation of Benefits. Employee shall be required to pay promptly on demand, by payroll deduction or otherwise, the amount required to be withheld by Employer for income and employment taxes in respect of amounts paid under this agreement. No right, benefit or payment hereunder shall be subject to anticipation, alienation, sell, assign, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be null and void. No right, benefit or payment hereunder shall in any manner or subject to, voluntarily or involuntarily, the debts, contracts, liabilities or torts of Employee or be otherwise subject to any execution, garnishment, attachment, insolvency, bankruptcy or legal proceedings of any character or legal sequestration, levy or sale. If Employee or any other beneficiary hereunder shall become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right, benefit or payment hereunder, such right, benefit or payment may be terminated at any time by the Employer without liability or further obligation.

12. Entire Agreement. This Agreement contains the complete understanding and agreement between the parties and supersedes any and all other agreements, understandings, or communications of any kind, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise with respect to the subject matter of this Agreement shall be valid or binding. Nothing in this agreement shall be construed as conferring any right upon Employee to continued employment by the Employer. Any modification of this Agreement will be effective only if it is in writing signed by both of the parties hereto.

13. Severability. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

14. Successors. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, beneficiaries and personal representatives, and the Employer and any successor of the Employer, but neither this Agreement, nor any of the rights or obligations of either party hereunder may be assigned, in whole or in part, except Employer may assign this Agreement to any affiliate of Employer.

15. Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing, by facsimile or by mail, registered or certified, postage prepaid to the current address of the other party with return receipt requested. Notices delivered personally or by facsimile shall be deemed communicated as of actual receipt, mailed notices shall be deemed communicated as of three (3) days after mailing.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

EXECUTED in Dallas, Texas effective as of the day and year first above written.

EMPLOYER:

TEXAS UTILITIES SERVICES INC.

By: /s/ Michael J. McNally

EMPLOYEE:

/s/ Kirk Oliver
                                                                                                    Kirk Oliver